Exhibit 99.1

CONFIDENTIAL DRAFT

Purple Innovation Reports Third Quarter 2026 Results

Positive Operating Cash Flow for the Third Consecutive Quarter

Preparing for Major Mattress Portfolio Refresh to Strengthen Performance in 2027

Lehi, Utah, November 4, 2026 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company whose mattresses promise to give you “less pain, better sleep,” today announced results for the third quarter ended September 30, 2026.

“Third quarter performance was mixed as we continued to navigate a challenging mattress environment,” said Rob DeMartini, CEO of Purple Innovation. “We were encouraged by improving momentum in our e-commerce business as the quarter progressed, supported by stronger conversion rates on Purple.com, and we opened two new showrooms during the quarter, bringing our network to 57 stores. Wholesale was not where we needed it to be, and we have begun increasing sales coverage and improving how we position and differentiate our products with retail partners.”

“We have taken steps to improve our cost structure, and are consistently generating cash, with positive operating cash flow for the third consecutive quarter. At the same time, we are actively preparing for a significant product refresh planned for early 2027, including new Essentials and Hybrid collections representing almost 90% of our mattress unit volume. Our teams are focused on ensuring we are well positioned for a successful launch and believe these initiatives position us to strengthen our performance over the long term.”

Third Quarter 2026 Financial Results

Third quarter 2026 net revenue was $96.5 million, down 18.7% compared with $118.8 million in the third quarter of 2025. The decrease was primarily driven by lower wholesale revenue, along with declines in showroom and e-commerce revenue.

Direct-to-consumer revenue, which includes e-commerce and showroom channels, was $60.9 million compared with $67.2 million in the prior year period. E-commerce revenue was $42.4 million versus $45.3 million last year. Showroom revenue was $18.5 million versus $22.0 million last year. Wholesale revenue was $35.6 million versus $51.5 million. Approximately one quarter of the reduction was due to an increase of $4.0 million in reductions of revenue due to certain payments to customers and a manufacturer under common control with a customer.

Gross margin was 43.4%, a decrease of 410 basis points versus last year. The decline reflected lower production leverage and inventory adjustments partially offset by lower tariff costs and favorable channel mix.

Third quarter operating expenses were $51.7 million, down 24.7% from the prior-year quarter. The improvement reflected lower restructuring costs versus the prior period as well as lower marketing expenses, and employee-related and professional services expenses.

GAAP Net Loss for the third quarter was $1.4 million, compared with a GAAP Net Loss of $11.7 million in the prior-year period.

Adjusted EBITDA for the third quarter was a loss of $0.5 million, compared with adjusted EBITDA of $0.2 million in the prior-year period. Adjusted EBITDA is a non-GAAP financial measure. See discussion under the heading “Non-GAAP Financial Measures” below for additional information.

Balance Sheet

The Company ended the third quarter with cash and cash equivalents of $28.3 million, compared with $24.3 million as of December 31, 2025. Cash flow from operating activities YTD as of September 30, 2026 was $10.6 million, a $38.7 million improvement over the prior year’s same period.

Net inventories as of September 30, 2026, totaled $53.5 million, down $6.2 million from December 31, 2025.

2026 Outlook

We are maintaining our revenue guidance in the range of $420 million to $440 million, supported by an improved marketing plan, normal seasonal strength in DTC, and new product introductions, partially offset by continued pressure in wholesale. Adjusted EBITDA is now expected to be in the range of $15 million and $20 million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on November 4, 2026, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-461-5787 (domestic) or 585-542-9983 (international) and enter Conference ID 735 896 138. The conference call will also be available through a live webcast on the investor relations section of the Company’s website at investors.purple.com. Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for one year.

About Purple

Purple exists to help people get the best sleep of their lives — by reducing pain, deepening sleep, and unlocking the potential for brighter dawns and better days. At the center of that mission is our signature innovation, the GelFlex Grid®. Originally developed in medical settings to support the body in its most vulnerable moments, the GelFlex Grid delivers a one-of-a-kind combination of pressure relief, alignment, and temperature balance that helps people fall asleep easier, stay asleep longer, and wake up with less pain.

That same comfort technology extends beyond mattresses into pillows, bedding, and cushions designed to make everyday life feel a little lighter and a lot more comfortable. Because when pain eases and sleep improves, everything else gets better too — your energy, your outlook, and your ability to show up for the moments that matter.

Less pain. Better sleep.

Learn more at www.purple.com

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These statements include, but are not limited to, statements regarding our innovation pipeline, our ability to improve profitability, manage costs, generate cash, and optimize our business, the expansion of and benefits to us from our commercial relationships, our ability to drive profitable growth and create shareholder value, and our outlook for revenue and adjusted EBITDA for the full year 2026, our ability to manage upcoming debt maturities, the timing, scope, and anticipated benefits of new product launches, and potential strategic transactions. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2026, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net loss, and adjusted net loss per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s adjusted EBITDA outlook for the full year 2026, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock-based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Stacy Turnof, Edelman Smithfield

stacy.turnof@edelmansmithfield.com

917-362-2581

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except for par value)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$28,344	$24,345
Accounts receivable, net	11,550	41,272
Inventories	53,497	59,725
Prepaid expenses	4,715	5,487
Other current assets	4,901	5,891
Total current assets	103,007	136,720
Property and equipment, net	71,599	77,961
Operating lease right-of-use assets	63,651	67,271
Intangible assets, net	5,594	6,346
Other long-term assets	4,426	7,961
Total assets	$248,277	$296,259

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$39,720	$40,312
Accrued compensation	3,491	7,673
Customer prepayments	3,561	5,276
Accrued rebates and allowances	6,145	13,416
Accrued warranty liabilities – current portion	7,957	7,141
Operating lease obligations – current portion	16,075	17,366
Related party debt – current portion	135,083	—
Other current liabilities	8,530	10,339
Total current liabilities	220,562	101,523
Related party debt, net of current portion	—	111,305
Accrued warranty liabilities, net of current portion	18,556	19,570
Operating lease obligations, net of current portion	71,304	75,616
Warrant liabilities	1,400	16,150
Other long-term liabilities	1,626	1,764
Total liabilities	313,448	325,928
Commitments and contingencies
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 4,357 issued and outstanding at September 30, 2026 and 4,330 issued and outstanding at December 31, 2025	—	—
Class B common stock; $0.0001 par value, 90,000 shares authorized; 3 issued and outstanding at September 30, 2026 and 7 issued and outstanding at December 31, 2025	—	—
Additional paid-in capital	595,301	595,593
Accumulated deficit	(660,449)	(625,280)
Total stockholders’ deficit attributable to Purple Innovation, Inc.	(65,148)	(29,687)
Noncontrolling interest	(23)	18
Total stockholders’ deficit	(65,171)	(29,669)
Total liabilities and stockholders’ deficit	$248,277	$296,259

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues, net	$96,506	$118,766	$290,506	$328,037
Cost of revenues:
Cost of revenues	54,582	62,273	163,948	182,374
Cost of revenues - restructuring related charges	—	—	—	995
Total cost of revenues	54,582	62,273	163,948	183,369
Gross profit	41,924	56,493	126,558	144,668
Operating expenses:
Marketing and sales	36,273	45,762	106,589	122,450
General and administrative	11,963	15,200	42,441	44,678
Research and development	2,358	2,367	7,291	6,997
Restructuring, impairment and other related charges	1,101	5,290	1,101	11,387
Total operating expenses	51,695	68,619	157,422	185,512
Operating loss	(9,771)	(12,126)	(30,864)	(40,844)
Other income (expense):
Interest expense	(8,090)	(8,203)	(24,121)	(20,424)
Other income, net	2,202	1,742	5,148	1,812
Change in fair value – warrant liabilities	14,315	6,892	14,750	11,319
Total other income (expense), net	8,427	431	(4,223)	(7,293)
Net loss before income taxes	(1,344)	(11,695)	(35,087)	(48,137)
Income tax expense	(76)	(53)	(155)	(148)
Net loss	(1,420)	(11,748)	(35,242)	(48,285)
Net loss attributable to noncontrolling interest	(22)	(28)	(73)	(83)
Net loss attributable to Purple Innovation, Inc.	$(1,398)	$(11,720)	$(35,169)	$(48,202)

Net loss per share:
Basic	$(0.32)	$(2.71)	$(8.09)	$(11.16)
Diluted	$(0.33)	$(2.71)	$(8.09)	$(11.16)

Weighted average common shares outstanding:
Basic	4,353	4,330	4,347	4,321
Diluted	4,360	4,337	4,354	4,328

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited – in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(35,242)	$(48,285)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,352	19,659
Non-cash interest	9,892	9,537
Paid-in-kind interest	14,232	11,266
Non-cash restructuring, impairment and other related charges	1,101	3,775
Loss on disposal of property and equipment	154	318
Change in fair value – warrant liabilities	(14,750)	(11,319)
Stock-based compensation	(172)	1,265
Changes in operating assets and liabilities:
Accounts receivable	29,722	7,847
Inventories	6,228	(8,907)
Prepaid expenses and other assets	4,949	755
Operating leases, net	(2,865)	(2,080)
Accounts payable	(514)	(4,464)
Accrued compensation	(4,182)	(1,650)
Customer prepayments	(1,715)	(1,202)
Accrued rebates and allowances	(7,271)	307
Accrued warranty liabilities	(198)	(407)
Other accrued liabilities	(2,083)	(4,445)
Net cash provided by (used in) operating activities	10,638	(28,030)

Cash flows from investing activities:
Sale of property and equipment	—	464
Purchase of property and equipment	(5,217)	(6,076)
Investment in intangible assets	(1,076)	(454)
Net cash used in investing activities	(6,293)	(6,066)

Cash flows from financing activities:
Proceeds from related party loan	—	39,000
Payments for debt issuance costs	(346)	(1,557)
Net cash (used in) provided by financing activities	(346)	37,443

Net increase in cash and cash equivalents	3,999	3,347
Cash and cash equivalents, beginning of the period	24,345	29,011
Cash and cash equivalents, end of the period	$28,344	$32,358

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net loss and adjusted net loss per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net loss before interest expense, income tax expense, other income, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to changes in the fair value of the warrant liability, stock-based compensation expense, restructuring related charges, non-recurring legal fees, strategic alternative costs, severance cost, impairment, SGI warrant amortization, showroom opening and closing costs and non-operating facility expense. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

GAAP net loss	$(1,420)	$(11,748)	$(35,242)	$(48,285)
Interest expense	8,090	8,203	24,121	20,424
Income tax expense	76	53	155	148
Other income, net	(987)	(1,742)	(1,502)	(1,812)
Depreciation and amortization	4,464	9,777	13,352	19,658
EBITDA	10,223	4,543	884	(9,867)
Adjustments:
Change in fair value - warrant liability	(14,315)	(6,892)	(14,750)	(11,320)
Stock-based compensation expense	49	420	(172)	1.265
Restructuring related charges	—	65	—	6,850
Non-recurring legal fees	42	310	231	1,450
Strategic alternative costs	526	698	5,556	1,958
Severance costs	—	82	2,058	1,652
Impairment	1,101	—	1,101	—
SGI warrant amortization	1,838	—	1,838	—
Showroom opening and closing costs	—	—	—	147
Non-operating facility expense	—	964	—	964
Adjusted EBITDA	$(536)	$190	$(3,254)	$(6,901)

Reconciliation of GAAP Net Loss to non-GAAP Adjusted Net Loss and Adjusted Net Loss per Diluted Share

Our presentation of adjusted net loss assumes that all net loss is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net loss per share, diluted, is calculated by dividing adjusted net loss by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net loss and adjusted net loss per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net loss and earnings per share, as calculated in accordance with GAAP. We believe adjusted net loss and adjusted net loss per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net loss and the computation of adjusted net loss per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(1,420)	$(11,748)	$(35,242)	$(48,285)
Income tax expense, as reported	76	53	155	148
Revenue reduction due to SGI contract	941	941	2,822	1,568
Change in fair value – warrant liabilities	(14,315)	(6,892)	(14,750)	(11,319)
Restructuring related charges	—	5,290	—	12,382
Strategic alternative costs	526	698	5,556	1,958
Adjusted net loss before income taxes	(14,192)	(11,658)	(41,459)	(43,548)
Adjusted income tax benefit(1)	3,676	3,026	10,738	11,279
Adjusted net loss	$(10,516)	$(8,632)	$(30,721)	$(32,269)

Adjusted net loss per share, diluted	$(2.41)	$(1.99)	$(7.06)	$(7.46)

Adjusted weighted-average shares outstanding, diluted(2)	4,360	4,337	4,354	4,328

(1)	Represents the estimated effective tax rate of 25.9% for the three and nine months ended September 30, 2026 and 2025, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net loss per share, diluted, to adjusted net loss per share, diluted is set forth below for the three months ended September 30, 2026 and 2025:

	For the Three Months Ended
(in thousands, except per share amounts)	September 30, 2026			September 30, 2025
	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(1,398)	4,360	$(0.33)	$(11,720)	4,337	$(2.71)
Assumed exchange of shares(2)	(22)	—		(28)
Net loss	(1,420)			(11,748)
Adjustments to arrive at adjusted loss before taxes(3)	(12,772)			90
Adjusted loss before taxes	(14,192)			(11,658)
Adjusted income tax benefit(4)	3,676			3,026
Adjusted net loss	$(10,516)	4,360	$(2.41)	$(8,632)	4,337	$(1.99)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the three months ended September 30, 2026 and 2025, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.

(4)	Represents the estimated effective tax rate of 25.9% for the three months ended, September 30, 2026 and 2025, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.

A reconciliation of net loss per share, diluted, to adjusted net loss per share, diluted is set forth below for the nine months ended September 30, 2026 and 2025:

	For the Nine Months Ended
	September 30, 2026			September 30, 2025
	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(35,169)	4,354	$(8.09)	$(48,202)	4,328	$(11.16)
Assumed exchange of shares(2)	(73)	—		(83)	—
Net loss	(35,242)			(48,285)
Adjustments to arrive at adjusted loss before taxes(3)	6,556			4,737
Adjusted loss before taxes	(28,686)			(43,548)
Adjusted income tax benefit(4)	7,430			11,279
Adjusted net loss	$(21,256)	4,354	$(4.88)	$(32,269)	4,328	$(7.46)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the nine months ended September 30, 2026 and 2025, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period if not already included in weighted average diluted shares in footnote (1) above. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.

(4)	Represents the estimated effective tax rate of 25.9% for the nine months ended September 30, 2026 and 2025, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.